UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 7)*

                       The Village Green Bookstore, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   927077206
              ----------------------------------------------------
                                 (CUSIP Number)


                              Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                    New York, New York 10016 (212) 697-5200
              ----------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               December 30, 1996
              ----------------------------------------------------
                      (Date of Event which Requires Filing
                               of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 1 of 19 pages

CUSIP No. 927077206               SCHEDULE 13D                Page 2 of 19 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

           Steven B. Sands
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |x|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

           AF
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

           United States of America
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares                     None
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting                   59,500
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                              None
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                              59,500
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

          59,500
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

          1.59%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

          IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 7)*

                       The Village Green Bookstore, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   927077206
              ----------------------------------------------------
                                 (CUSIP Number)


                              Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                    New York, New York 10016 (212) 697-5200
              ----------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               December 30, 1996
              ----------------------------------------------------
                      (Date of Event which Requires Filing
                               of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 3 of 19 pages

CUSIP No. 927077206               SCHEDULE 13D                Page 4 of 19 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

           Martin S. Sands
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |x|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

           AF
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

           United States of America
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares                     None
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting                   59,500
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                              None
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                              59,500
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

          59,500
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

          1.59%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

          IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                       The Village Green Bookstore, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   927077206
              ----------------------------------------------------
                                 (CUSIP Number)


                              Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                    New York, New York 10016 (212) 697-5200
              ----------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               December 30, 1996
              ----------------------------------------------------
                      (Date of Event which Requires Filing
                               of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 5 of 19 pages

CUSIP No. 927077206               SCHEDULE 13D                Page 6 of 19 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

           Katie and Adam Bridge Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |x|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

           WC
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares                     40,000
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting                   None
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                              40,000
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                              None
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

          40,000
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

          1.07%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

          PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                       The Village Green Bookstore, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   927077206
              ----------------------------------------------------
                                 (CUSIP Number)


                              Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                    New York, New York 10016 (212) 697-5200
              ----------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               December 30, 1996
              ----------------------------------------------------
                      (Date of Event which Requires Filing
                               of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 7 of 19 pages

CUSIP No. 927077206               SCHEDULE 13D                Page 8 of 19 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          Jenna Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |x|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

          WC
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares                     9,500
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting                   None
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                              9,500
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                              None
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

          9,500
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

          0.25%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

          PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                       The Village Green Bookstore, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   927077206
              ----------------------------------------------------
                                 (CUSIP Number)


                              Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                    New York, New York 10016 (212) 697-5200
              ----------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               December 30, 1996
              ----------------------------------------------------
                      (Date of Event which Requires Filing
                               of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 9 of 19 pages

CUSIP No. 927077206               SCHEDULE 13D               Page 10 of 19 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

           Owl-1 Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |x|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

           WC
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

           Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares                     10,000
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting                   None
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                              10,000
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                              None
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

          10,000
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

          0.27%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

          PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                       The Village Green Bookstore, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   927077206
              ----------------------------------------------------
                                 (CUSIP Number)


                              Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                    New York, New York 10016 (212) 697-5200
              ----------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               December 30, 1996
              ----------------------------------------------------
                      (Date of Event which Requires Filing
                               of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                             Page 11 of 19 pages

CUSIP No. 927077206               SCHEDULE 13D               Page 12 of 19 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

           Rawhide Partners, L.P. (See Item 2)
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |x|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

           WC
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

           Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares                     None
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting                   None
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                              None
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                              None
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

          None
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

          None
--------------------------------------------------------------------------------
14    Type of Reporting Person*

          PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Item 1. Security and Issuer

     This statement relates to the shares of common stock, par value $.001 per share ("Common Stock"), of The Village Green Bookstore, Inc., a New York corporation (the "Company") with principal executive offices located at 1357 Monroe Avenue, Rochester, New York 14618. This statement constitutes (A) Amendment No. 7 to the Schedule 13D of Steven B. Sands, originally filed with the Securities and Exchange Commission (the "Commission") on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on August 4, 1993; (ii) Amendment No. 2 thereto filed with the Commission on April 7, 1994;
(iii) Amendment No. 3 thereto filed with the Commission on January 5, 1995; (iv) Amendment No. 4 thereto filed with the Commission on April 14, 1995; (v) Amendment No. 5 thereto filed with the Commission on December 12, 1996 and (vi) Amendment No. 6 thereto filed with the Commission on January 14, 1997; (B) Amendment No. 7 to the Schedule 13D of Martin S. Sands, originally filed with the Commission on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on August 4, 1993; (ii) Amendment No. 2 thereto filed with the Commission on April 7, 1994; (iii) Amendment No. 3 thereto filed with the Commission on January 5, 1995; (iv) Amendment No. 4 thereto filed with the Commission on April 14, 1995; (v) Amendment No. 5 thereto filed with the Commission on December 12, 1996 and (vi) Amendment No. 6 thereto filed with the Commission on January 14, 1997; (C) Amendment No. 3 to the Schedule 13D of Katie and Adam Bridge Partners, L.P., which Schedule 13D was originally filed with the Commission on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on December 12, 1996 and (ii) Amendment No. 2 thereto filed with the Commission on January 14, 1997; (D) Amendment No. 4 to the Schedule 13D of Jenna Partners, L.P. related to the Common Stock, which Schedule 13D was originally filed with the Commission on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on April 14, 1995; (ii) Amendment No. 2 thereto filed with the Commission on December 12, 1996 and (iii) Amendment No. 3 thereto filed with the Commission on January 14, 1997; (E) Amendment No. 3 to the Schedule 13D of Owl-1 Partners, L.P. related to the Common Stock, which Schedule 13D was originally filed with the Commission on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on December 12, 1996 and (ii) Amendment No. 2 thereto filed with the Commission on January 14, 1997; (G) Amendment No. 2 to the Schedule 13D of Rawhide Partners, L.P. (See Item 2) related to the Common Stock, which Schedule 13D was originally filed with the Commission on December 12, 1996, as amended by Amendment No. 1 thereto filed with the Commission on January 14, 1997 under the name "Ponderosa Partners, L.P." (said Schedule 13D filings of Messrs. Steven B. Sands and Martin S. Sands, Katie and Adam Bridge Partners, L.P., Jenna Partners, L.P., Owl-1 Partners, L.P. and Rawhide Partners, L.P. are hereinafter collectively referred to as the "Filing").

     Except as disclosed herein, there has been no change in the information previously reported in the Filing. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Filing.

Item 2. Identity and Background

     Item 5 is amended by the following:

     All references to "Ponderosa Partners, L.P." contained in Amendment Nos. 5 and 6 of the subject Schedule 13D were inadvertently misstated. The correct identification of this entity for purposes of the Schedule 13D is "Rawhide Partners, L.P. Accordingly, all references to "Ponderosa Partners, L.P." and "Ponderosa, L.P." set forth throughout the Schedule 13D are amended and restated to read "Rawhide Partners, L.P." and "Rawhide L.P."

Item 5. Interest in Securities of the Issuer

     Item 5 is amended by the following:

     (a) amending and restating subsection (a) in its entirety as follows:

     "Mr. Steven B. Sands is the beneficial owner of 59,500 shares of Common Stock, or 1.59% of the Company's Common Stock outstanding. Such ownership is indirect. Such shares of Common Stock are owned directly by K & A, L.P., Jenna, L.P. and Owl-1, L.P., each of whose ownership is described below. As an executive officer or director of the corporate general partners of each of the investment partnerships, Mr. Steven B. Sands has shared indirect power to dispose of such Common Stock. Steven Sands' dispositive power, however, is shared with Mr. Martin S. Sands. Mr. Steven B. Sands is the brother of Mr. Martin S. Sands. Mr. Steven B. Sands acknowledges his relationship with each of K & A, L.P., K & A Corp., Jenna, L.P., Jenna Corp., Owl-1, L.P., and Owl Inc., but does not affirm that these partnerships and their general partners constitute a group for reporting purposes under Section 13(d) of the Securities Exchange Act of 1934, as amended." Sands Brothers may from time to time make a market in the Common Stock of the Issuer and in connection therewith, purchases and sells the Common Stock of the Issuer. Such market making activities may commence or cease at any time. Steven B. Sands expressly disclaims beneficial ownership of any shares of Common Stock held by Sands Brothers in connection with such market making activities.

     (b) amending and restating subsection (b) in its entirety as follows:

     "Mr. Martin S. Sands is the beneficial owner of 59,500 shares of Common Stock, or 1.59% of the Company's Common Stock outstanding. Such ownership is indirect. Such shares of Common Stock are owned directly by K & A, L.P., Jenna, L.P. and Owl-1, L.P., each of whose ownership is described below. As an executive officer or director of the corporate general partners of each of the investment partnerships, Mr. Martin S. Sands has shared indirect power to dispose of such Common Stock. Martin Sands' dispositive power, however, is shared with Mr. Steven B. Sands. Mr. Martin S. Sands is the brother of Mr. Steven B. Sands. Mr. Martin S. Sands acknowledges his relationship with each of K & A, L.P., K & A Corp., Jenna, L.P., Jenna Corp., Owl-1, L.P., and Owl Inc., but does not affirm that these partnerships and their general partners constitute a group for reporting purposes under Section 13(d) of the Securities Exchange Act of 1934, as amended." Sands Brothers may from time to time make a market in the Common Stock of the Issuer and in connection therewith, purchases and sells the Common Stock of the Issuer. Such market making activities may commence or cease at any time. Martin S. Sands expressly disclaims beneficial ownership of any shares of Common Stock held by Sands Brothers in connection with such market making activities.

     (c) amending and restating subsection (k) in its entirety as follows:

     "Rawhide, L.P. does not own any shares of the Company's Common Stock. Rawhide, L.P. sold on the open market, on December 30, 1996, 235,000 shares of Common Stock at a sales price of $0.03125 per share."

Signature


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 5, 1997                          /s/ Steven B. Sands
----------------                          -------------------
Date                                      Signature


                                          Steven B. Sands
                                          ---------------
                                          Name


                                          RAWHIDE PARTNERS, L.P.


                                     By:  /s/ Steven B. Sands
                                          --------------------------------
                                          Steven B. Sands, General Partner


                                     By:  /s/ Martin S. Sands
                                          --------------------------------
                                          Martin S. Sands, General Partner


                                          /s/ Martin S. Sands
                                          --------------------------------
                                          Signature


                                          Martin S. Sands
                                          --------------------------------
                                          Name

                                    KATIE AND ADAM BRIDGE PARTNERS, L.P.

                                    By:  K & A BRIDGE PARTNERS CORP.
                                         General Partner

                                    By:  /s/ Steven B. Sands
                                         --------------------------------
                                         Steven B. Sands, President

                                    JENNA PARTNERS, L.P.

                                    By:  JENNA CAPITAL CORP.,
                                         General Partner


                                    By: /s/ Martin S. Sands
                                        ----------------------------------
                                        Martin S. Sands, President


                                    OWL-1 PARTNERS, L.P.

                                    By:  OWL CAPITAL MANAGEMENT, INC.,
                                         General Partner


                                    By: /s/ Martin S. Sands
                                        ----------------------------------
                                        Martin S. Sands, President

                      EXHIBIT 1 - JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock of The Village Green Bookstore, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 5th day of February, 1997.

                       KATIE AND ADAM BRIDGE
                        PARTNERS, L.P.

                       BY:  K & A BRIDGE PARTNERS CORP.,
                            General Partner

                       /s/ Steven B. Sands
                       -------------------------------
                       Steven B. Sands, President


                       JENNA PARTNERS, L.P.

                       BY:  JENNA CAPITAL CORP.,
                          General Partner

                       /s/ Martin S. Sands
                       -------------------------------
                       Martin S. Sands, President

                       OWL-1 PARTNERS, L.P.

                       BY:  OWL CAPITAL MANAGEMENT, INC.
                          General Partner

                       /s/ Martin S. Sands
                       -------------------------------
                       Martin S. Sands, President

                       RAWHIDE PARTNERS, L.P.


                       By:/s/ Steven B. Sands
                       -------------------------------
                       Steven B. Sands, General Partner


                       By:/s/ Martin S. Sands
                       -------------------------------
                       Martin S. Sands, General Partner

                       /s/ Steven B. Sands
                       -------------------------------
                       Steven B. Sands


                       /s/ Martin S. Sands
                       -------------------------------
                       Martin S. Sands